UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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DiamondRock Hospitality Company
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Slide 1

2018 ANNUAL MEETING

Supplemental Information

April 18, 2018

Slide 2

Annual Meeting of Stockholders to be Held on May 2, 2018

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our 2018 Proxy Statement, which was filed on March 23, 2018.  In particular, we are requesting your vote FOR Proposal 2, the approval of the annual advisory vote on the compensation paid to our named executive officers (“NEOs”).

We take a very disciplined, “pay-for-performance” approach to executive compensation.  We believe that our executive compensation program strongly aligns the compensation of our NEOs with our performance, as detailed in the section of our 2018 Proxy Statement entitled “Compensation Discussion and Analysis.”

Glass Lewis has recommended a FOR vote for Proposal 2.  However, ISS recommended an AGAINST vote on Proposal 2.  Notwithstanding the ISS recommendation, the Company believes that the executive compensation program supports our financial and strategic objectives and is appropriately aligned with the interests of our shareholders.  This Supplemental Information directly addresses the ISS rationale for its recommendation.

Additionally, this supplemental information  highlights some of the key aspects in which our executive compensation programs align pay with performance. This additional information should assist you in evaluating our CEO’s compensation compared to the reported compensation of the CEOs of an appropriately constructed peer group.

We were pleased to receive the support of over 95% of the votes cast on our say-on-pay proposal last year, and over 90% in every year since the say-on-pay proposal was included in our proxy, and look forward to receiving strong support again this year.

Slide 3

CEO Compensation in Context:  Using a True Peer Group Matters

We believe the amount of our CEO’s total compensation for 2017 relative to a correctly constructed peer group is appropriate, particularly when considering the overall structure of our compensation programs. Our relative total stockholder return and CEO realizable pay from 2015 to 2017 was well aligned when compared against an appropriate peer group.

3-Year TSR Rank (2015-2017)	3-Year CEO Realizable Pay (2015-2017)
1 Ryman	1 Ryman
2 Xenia	2 LaSalle
3 Sunstone	3 Xenia
4 Pebblebrook	4 Chesapeake
5 Chesapeake	5 Sunstone
6 DiamondRock	6 RLJ
7 LaSalle	7 Pebblebrook
8 RLJ	8 DiamondRock
9 Hersha	9 Hersha

Note: Based on information publicly available as of 4/17/2018.  For elements of peer compensation not yet publicly reported, assumes 2017 earned amounts are consistent with 2016 earned amounts.  Realizable pay is the sum of (1) earned salary, bonus and non-equity incentive plan compensation, pension accruals, and all other compensation as reported in the Summary Compensation Table of each company’s annual proxy statements; (2) gains from stock option exercises, vested restricted stock, and earned performance shares for grants made in 2015-2017; and (3) in-the-money value of outstanding unexercised stock options, restricted stock, and performance shares for grants made in 2015-2017, including dividends/dividend equivalents. Performance shares for the peer companies are valued at actual payout for completed cycles, at actual performance as of 12/31/17 if disclosed, and otherwise at target for cycles in progress. All outstanding equity awards are valued as of each company’s 12/31/17 fiscal year end stock price. For DiamondRock, realizable pay is based on 2015 performance shares paying out at 51.8% of target, 2016 performance shares tracking at 71.1% of target and 2017 performance shares tracking at 82.5% of target.

Chesapeake Lodging Trust, Hersha Hospitality Trust, LaSalle Hotel Properties, Pebblebrook Hotel Trust, RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc. are all primary competitors of ours that:

•                  are premium lodging REITs;

•                  our investors and analysts compare us against; and

•                  compete with us for talent and deal flow.

We do not believe that it is appropriate to include companies that are focused on investing in completely different asset classes in our peer group, as ISS does in its analysis of our CEO compensation.

Slide 4

CEO Compensation in Context:  ISS Peer Group Comparison

We believe that an appropriately structured peer group for analyzing our CEO compensation must include our primary competitors and should not include non-lodging REITs.  Due to the cyclical nature of lodging, the TSR of this sector has lagged the TSR of companies in non-lodging sectors.  In particular, the ISS peer group included the following companies that are focused on investing in completely different asset classes, all of which yielded a significantly higher three-year total stockholder return than companies in the lodging sector.

REIT Subsector	ISS Identified Peer	Annualized Three-Year TSR for Subsector*
Data Center	CyrusOne Inc.	18.1%
Industrial	First Industrial Realty Trust, Inc.	17.4%
Specialty	Gaming and Leisure Properties Inc.	11.4%
Self-Storage	Extra Space Storage Inc. CubeSmart Life Storage, Inc.	10.3%
Residential	Mid-America Apartment Communities, Inc. Equity Lifestyle Properties Inc. Sun Communities, Inc.	9.3%
Office	Corporate Office Properties Trust	6.1%
Lodging	à	0.2%

* Reflects annualized total stockholder return based on the three years ended December 31, 2017, as reported by NAREIT.  Because NAREIT did not separately track data in the Data Center or Specialty subsectors before 2016, the annualized TSR for those two subsectors is based only on the two years ended December 31, 2017.

Slide 5

Our Compensation is Focused on Performance and Stockholder Alignment

The target direct compensation of our CEO and other NEOs is focused on long-term equity incentive awards and performance-based pay, as illustrated in the following charts showing target pay mix for 2017:

Long-term equity incentive awards: >60% of CEO target direct compensation

Performance-based pay (annual bonus and PSUs):  >50% of CEO target direct compensation

Slide 6

Rigorous Performance-Based Compensation — Annual Cash Incentive Compensation

Our cash incentive compensation program utilizes rigorous pre-established goals based on key performance metrics to determine compensation for our CEO and other NEOs. 75% of annual cash incentive compensation is based on actual performance measured against pre-established AFFO per share targets and 25% of annual cash incentive compensation is based on actual performance of pre-established individual objectives.

The following summarizes the 2017 annual cash incentive compensation for our CEO:

AFFO Per Share(1) (75% of Total)

Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)	Actual Achievement	Bonus Earned
$0.95	$1.05	$1.16	$1.07	120% of Target

Individual Objectives (25% of Total)

Threshold	Target	Maximum	Actual Achievement	Bonus Earned
50% of Target	100% of Target	200% of Target	168% of Target	168% of Target

AFFO Achievement: Our AFFO per share target was lower in 2017 than 2016 specifically as a result of our strategic sale of three hotels during 2016. With the funds from these three sales, we were able to achieve numerous important business objectives during 2017, as described in detail in our proxy statement.

Individual Objectives: During 2017, DiamondRock achieved a number of important strategic and business objectives.  Most significantly, RevPAR growth and Adjusted EBITDA each exceeded the high end of our original guidance.

Our CEO’s total annual cash compensation was below the median among lodging REITs for each of 2014, 2015 and 2016, and his 2017 total annual cash compensation would have also placed him below the peers’ median for 2016 (which is the most recent year for which peer group data is publicly available).

(1)  We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by NAREIT, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2017. In addition, the AFFO per share target excludes the income tax provision and corporate bonus expense.

Slide 7

Rigorous Performance-Based Compensation — Performance Stock Units

We incorporate rigorous performance-based goals into our PSUs, which constitute 50% of each of our NEOs long-term equity incentive awards. For 2017, PSUs are only earned based on achievement of pre-established performance-based goals over a 3-year performance period, as set forth below.

Relative TSR Percentile Rank (50% of Total)

Threshold (50% of Target)	Target (100% of Target)	Maximum (150% of Target)
30th percentile	50th percentile	75th percentile

Hotels with Market Share Improvement (50% of Total)

Threshold (50% of Target)	Target (100% of Target)	Maximum (150% of Target)
30%	50%	75%

We do NOT pay above target for median performance.

Slide 8

Performance Stock Units — Target vs. Actual

Our Compensation Committee believes that our long-term incentive program, particularly the PSUs component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in our 2018 Proxy Statement with respect to the PSUs are based on grant-date fair value rather than earned value. Because our relative TSR has underperformed our full peer group, the earned value of our PSUs has paid out, or is tracking, below target, as illustrated in the following graph:

As shown above, no PSUs were earned from the grant made in 2014, since our total stockholder return was below the minimum performance hurdle set by our Compensation Committee and Board of Directors.  This reflects the rigor of our long term incentive program; indeed, our CEO’s grant date value of these unearned PSUs was  $1.2 million, but he received no value for these PSUs at the end of the performance period.

Slide 9

Summary

•                  The analysis of DiamondRock’s performance against its peers in the lodging sector shows absolute alignment between pay and performance.

•                  Our CEO’s total annual cash compensation is consistently below the median among hotel REITs.

•                  Our NEOs received zero value for the 2014 PSUs, evidencing rigorous performance hurdles.

•                  Glass Lewis recommended a FOR vote for Proposal 2.

Slide 10

Annual Meeting of Stockholders to be Held on May 2, 2018

We encourage you to vote FOR the approval of the annual advisory vote on the compensation paid to our named executive officers (Proposal 2).

Thank you for your continued support!